                                            ------------------------------
                                                        OMB APPROVAL
                                            ------------------------------
                                            OMB NUMBER:          3235-0145
                                            EXPIRES:     OCTOBER 31,  1997
                                            ESTIMATED AVERAGE BURDEN
                                            HOURS PER RESPONSE.......14.90
                                            ------------------------------



                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                 SCHEDULE 13D

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. 1 )*
                                            ---

                             Mystic Financial Inc.
--------------------------------------------------------------------------------
                               (NAME OF ISSUER)

                   Common Stock, par value $ 0.01 per share
--------------------------------------------------------------------------------
                        (TITLE OF CLASS OF SECURITIES)




                                   628643108
--------------------------------------------------------------------------------
                                (CUSIP NUMBER)

           Mr. Terry Maltese, Sandler O'Neill Asset Management LLC,
        780 Third Avenue, 30th Floor, New York, NY 10017 (212) 486-7300
--------------------------------------------------------------------------------
      (NAME, ADDRESS AND TELEPHONE NUMBER OF PERSON AUTHORIZED TO RECEIVE
                          NOTICES AND COMMUNICATIONS)


                               February 6, 2001
--------------------------------------------------------------------------------
            (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)


IF THE FILING PERSON HAS PREVIOUSLY FILED A STATEMENT ON SCHEDULE 13G TO REPORT THE ACQUISITION WHICH IS THE SUBJECT OF THIS SCHEDULE 13D, AND IS FILING THIS SCHEDULE BECAUSE OF RULE 13D-1(b)(3) OR (4), CHECK THE FOLLOWING BOX [ ].

NOTE: SIX COPIES OF THIS STATEMENT, INCLUDING ALL EXHIBITS, SHOULD BE FILED WITH THE COMMISSION. SEE RULE 13D-1(a) FOR OTHER PARTIES TO WHOM COPIES ARE TO BE SENT.

* THE REMAINDER OF THIS COVER PAGE SHALL BE FILLED OUT FOR A REPORTING PERSON'S INITIAL FILING ON THIS FORM WITH RESPECT TO THE SUBJECT CLASS OF SECURITIES, AND FOR ANY SUBSEQUENT AMENDMENT CONTAINING INFORMATION WHICH WOULD ALTER DISCLOSURES PROVIDED IN A PRIOR COVER PAGE.

THE INFORMATION REQUIRED ON THE REMAINDER OF THIS COVER PAGE SHALL NOT BE DEEMED TO BE "FILED" FOR THE PURPOSE OF SECTION 18 OF THE SECURITIES EXCHANGE ACT OF 1934 ("ACT") OR OTHERWISE SUBJECT TO THE LIABILITIES OF THAT SECTION OF THE ACT BUT SHALL BE SUBJECT TO ALL OTHER PROVISIONS OF THE ACT (HOWEVER, SEE THE NOTES).


                               PAGE 1 OF 13 PAGES.
                                   ---  ----
                        EXHIBIT INDEX LOCATED ON PAGE ___       SEC 1746 (12-91)



                                                  SCHEDULE 13D

----------------------------------------------                 ----------------------------------------------
 CUSIP NO.         628643108                                    PAGE         2         OF        13
           -----------------------------------                           ---------            -------
----------------------------------------------                 ----------------------------------------------
-------------------------------------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Sandler O'Neill Asset Management, LLC
-------------------------------------------------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                         (a) [  ]
                                                                                                    (b) [  ]
-------------------------------------------------------------------------------------------------------------
    3     SEC USE ONLY

-------------------------------------------------------------------------------------------------------------
    4     SOURCE OF FUNDS*

             00
-------------------------------------------------------------------------------------------------------------
    5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)       [  ]

 ------------------------------------------------------------------------------------------------------------
    6     CITIZEN OR PLACE OF ORGANIZATION

             New York
-------------------------------------------------------------------------------------------------------------
                        7    SOLE VOTING POWER
      NUMBER OF
       SHARES          --------------------------------------------------------------------------------------
      BENEFICIALLY      8    SHARED VOTING POWER
        OWNED BY
        EACH                   120,000
   REPORTING PERSON    --------------------------------------------------------------------------------------
        WITH            9    SOLE DISPOSITIVE POWER

                       --------------------------------------------------------------------------------------
                       10    SHARED DISPOSITIVE POWER

                               120,000
-------------------------------------------------------------------------------------------------------------
 11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             120,000
-------------------------------------------------------------------------------------------------------------

 12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                        [  ]
-------------------------------------------------------------------------------------------------------------

 13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             6.2%
-------------------------------------------------------------------------------------------------------------
 14       TYPE OF REPORTING PERSON*

             00
-------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                                                          2 OF 9



                                                  SCHEDULE 13D

----------------------------------------------                 -------------------------------------------------
 CUSIP NO.         628643108                                    PAGE         3         OF        13
           -----------------------------------                           ---------            -------
----------------------------------------------                 -------------------------------------------------
----------------------------------------------------------------------------------------------------------------
    1     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


             SOAM Holdings, LLC
-----------------------------------------------------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                           (a) [  ]
                                                                                                      (b) [  ]
-----------------------------------------------------------------------------------------------------------------
    3     SEC USE ONLY

-----------------------------------------------------------------------------------------------------------------
    4     SOURCE OF FUNDS*

             00
-----------------------------------------------------------------------------------------------------------------
    5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)       [  ]

-----------------------------------------------------------------------------------------------------------------
    6     CITIZEN OR PLACE OF ORGANIZATION

             Delaware
-----------------------------------------------------------------------------------------------------------------
                        7    SOLE VOTING POWER
      NUMBER OF
       SHARES
      BENEFICIALLY      -----------------------------------------------------------------------------------------
        OWNED BY        8    SHARED VOTING POWER
        EACH                   106,900
   REPORTING PERSON    ------------------------------------------------------------------------------------------
        WITH            9    SOLE DISPOSITIVE POWER

                       ------------------------------------------------------------------------------------------
                       10    SHARED DISPOSITIVE POWER

                               106,900
-----------------------------------------------------------------------------------------------------------------
 11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             106,900
-----------------------------------------------------------------------------------------------------------------
 12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                        [  ]

-----------------------------------------------------------------------------------------------------------------
 13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             5.5%
-----------------------------------------------------------------------------------------------------------------
 14       TYPE OF REPORTING PERSON*

             00
-----------------------------------------------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                                                          2 OF 9



                                                  SCHEDULE 13D

----------------------------------------------                 -------------------------------------------------
 CUSIP NO.         628643108                                    PAGE         4         OF        13
           -----------------------------------                           ---------            -------
----------------------------------------------                 -------------------------------------------------
----------------------------------------------------------------------------------------------------------------
    1     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Malta Partners, L.P.
----------------------------------------------------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                             (a) [  ]
                                                                                                        (b) [  ]
----------------------------------------------------------------------------------------------------------------
    3     SEC USE ONLY

----------------------------------------------------------------------------------------------------------------
    4     SOURCE OF FUNDS*

             WC
----------------------------------------------------------------------------------------------------------------
    5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)       [ ]

 ----------------------------------------------------------------------------------------------------------------
    6     CITIZEN OR PLACE OF ORGANIZATION

             Delaware
----------------------------------------------------------------------------------------------------------------
                        7    SOLE VOTING POWER
      NUMBER OF
       SHARES          -----------------------------------------------------------------------------------------
      BENEFICIALLY      8    SHARED VOTING POWE
        OWNED BY
        EACH                     11,000
   REPORTING PERSON    -----------------------------------------------------------------------------------------
        WITH            9    SOLE DISPOSITIVE POWER

                       -----------------------------------------------------------------------------------------
                       10    SHARED DISPOSITIVE POWER

                               11,000
----------------------------------------------------------------------------------------------------------------
 11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             11,000
-----------------------------------------------------------------------------------------------------------------
 12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                        [  ]

-----------------------------------------------------------------------------------------------------------------
 13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             0.6%
-----------------------------------------------------------------------------------------------------------------
 14       TYPE OF REPORTING PERSON*

             PN
----------------------------------------------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                                                          2 OF 9



                                                  SCHEDULE 13D

----------------------------------------------                 -------------------------------------------------
 CUSIP NO.         628643108                                    PAGE         5         OF        13
           -----------------------------------                           ---------            -------
----------------------------------------------                 -------------------------------------------------
----------------------------------------------------------------------------------------------------------------
    1     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Malta Partners II, L.P.
----------------------------------------------------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                            (a) [  ]
                                                                                                       (b) [  ]

----------------------------------------------------------------------------------------------------------------
    3     SEC USE ONLY

----------------------------------------------------------------------------------------------------------------
    4     SOURCE OF FUNDS*

             WC
----------------------------------------------------------------------------------------------------------------
    5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)       [  ]

----------------------------------------------------------------------------------------------------------------
    6     CITIZEN OR PLACE OF ORGANIZATION

             Delaware
----------------------------------------------------------------------------------------------------------------
                        7    SOLE VOTING POWER
      NUMBER OF
       SHARES
      BENEFICIALLY     -----------------------------------------------------------------------------------------
        OWNED BY        8   SHARED VOTING POWER
          EACH
  REPORTING PERSON                29,700
        WITH           -----------------------------------------------------------------------------------------
                        9    SOLE DISPOSITIVE POWER

                       ------------------------------------------------------------------------------------------
                       10    SHARED DISPOSITIVE POWER

                               29,700
-----------------------------------------------------------------------------------------------------------------
 11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             29,700
 ----------------------------------------------------------------------------------------------------------------
 12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                        [  ]

 ----------------------------------------------------------------------------------------------------------------
 13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             1.5%
 ----------------------------------------------------------------------------------------------------------------
 14       TYPE OF REPORTING PERSON*

             PN
-----------------------------------------------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                                                          2 OF 9


                                                  SCHEDULE 13D

----------------------------------------------                 -------------------------------------------------
 CUSIP NO.         628643108                                    PAGE         6         OF        13
           -----------------------------------                           ---------            -------
----------------------------------------------                 -------------------------------------------------
----------------------------------------------------------------------------------------------------------------
    1     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Malta Hedge Fund, L.P.
-----------------------------------------------------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                           (a) [  ]
                                                                                                      (b) [  ]

-----------------------------------------------------------------------------------------------------------------
    3     SEC USE ONLY

-----------------------------------------------------------------------------------------------------------------
    4     SOURCE OF FUNDS*

             WC
-----------------------------------------------------------------------------------------------------------------
    5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)         [  ]

-----------------------------------------------------------------------------------------------------------------
    6     CITIZEN OR PLACE OF ORGANIZATION

             Delaware
-----------------------------------------------------------------------------------------------------------------
                        7    SOLE VOTING POWER
      NUMBER OF
       SHARES          ------------------------------------------------------------------------------------------
      BENEFICIALLY      8    SHARED VOTING POWER
        OWNED BY
        EACH                   12,500
   REPORTING PERSON    ------------------------------------------------------------------------------------------
        WITH            9    SOLE DISPOSITIVE POWER

                       ------------------------------------------------------------------------------------------
                       10    SHARED DISPOSITIVE POWER

                               12,500
-----------------------------------------------------------------------------------------------------------------
 11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             12,500
-----------------------------------------------------------------------------------------------------------------
 12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                           [  ]

-----------------------------------------------------------------------------------------------------------------
 13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             0.6%
-----------------------------------------------------------------------------------------------------------------
 14       TYPE OF REPORTING PERSON*

             PN
 ----------------------------------------------------------------------------------------------------------------



                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                                                          2 OF 9



                                                  SCHEDULE 13D

----------------------------------------------                 -------------------------------------------------
 CUSIP NO.         628643108                                    PAGE         7         OF        13
           -----------------------------------                           ---------            -------
----------------------------------------------                 -------------------------------------------------
----------------------------------------------------------------------------------------------------------------
    1     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Malta Hedge Fund II, L.P.
-----------------------------------------------------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                            (a) [  ]
                                                                                                       (b) [  ]

-----------------------------------------------------------------------------------------------------------------
    3     SEC USE ONLY

-----------------------------------------------------------------------------------------------------------------
    4     SOURCE OF FUNDS*

             WC
-----------------------------------------------------------------------------------------------------------------
    5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)          [  ]

-----------------------------------------------------------------------------------------------------------------
    6     CITIZEN OR PLACE OF ORGANIZATION

             Delaware
-----------------------------------------------------------------------------------------------------------------
                        7    SOLE VOTING POWER
      NUMBER OF
       SHARES          ------------------------------------------------------------------------------------------
      BENEFICIALLY      8    SHARED VOTING POWER
        OWNED BY
        EACH                     53,700
   REPORTING PERSON    ------------------------------------------------------------------------------------------
        WITH             9   SOLE DISPOSITIVE POWER

                       ------------------------------------------------------------------------------------------
                       10    SHARED DISPOSITIVE POWER

                               53,700
 ----------------------------------------------------------------------------------------------------------------
 11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             53,700
 ----------------------------------------------------------------------------------------------------------------
 12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                           [  ]

-----------------------------------------------------------------------------------------------------------------
 13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             2.8%
 ----------------------------------------------------------------------------------------------------------------
 14      TYPE OF REPORTING PERSON*

             PN
 ----------------------------------------------------------------------------------------------------------------



                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                                                          2 OF 9


                                                  SCHEDULE 13D

----------------------------------------------                 -------------------------------------------------
 CUSIP NO.         628643108                                    PAGE         8         OF        13
           -----------------------------------                           ---------            -------
----------------------------------------------                 -------------------------------------------------

----------------------------------------------------------------------------------------------------------------
    1     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Malta Offshore, Ltd
 ----------------------------------------------------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                      (a) [  ]
                                                                                                 (b) [  ]
 ----------------------------------------------------------------------------------------------------------------
    3     SEC USE ONLY

----------------------------------------------------------------------------------------------------------------
    4     SOURCE OF FUNDS*

             WC
-----------------------------------------------------------------------------------------------------------------
    5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)    [  ]

 ----------------------------------------------------------------------------------------------------------------
    6     CITIZEN OR PLACE OF ORGANIZATION

             Cayman Islands
-----------------------------------------------------------------------------------------------------------------
                        7    SOLE VOTING POWER
      NUMBER OF
       SHARES          -------------------------------------------------------------------------------------------
      BENEFICIALLY      8    SHARED VOTING POWER
        OWNED BY
        EACH                     13,100
   REPORTING PERSON    -------------------------------------------------------------------------------------------
        WITH            9    SOLE DISPOSITIVE POWER

                       ------------------------------------------------------------------------------------------
                       10    SHARED DISPOSITIVE POWER

                               13,100
-----------------------------------------------------------------------------------------------------------------
 11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             13,100
-----------------------------------------------------------------------------------------------------------------
 12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                     [  ]

-----------------------------------------------------------------------------------------------------------------
 13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               0.7%
 ----------------------------------------------------------------------------------------------------------------
 14       TYPE OF REPORTING PERSON*

             CO
 ----------------------------------------------------------------------------------------------------------------



                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                                                          2 OF 9


                                                  SCHEDULE 13D

----------------------------------------------                 -------------------------------------------------
 CUSIP NO.         628643108                                    PAGE         9         OF        13
           -----------------------------------                           ---------            -------
----------------------------------------------                 -------------------------------------------------

----------------------------------------------------------------------------------------------------------------
    1     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Terry Maltese
 ----------------------------------------------------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                            (a) [  ]
                                                                                                       (b) [  ]

 ----------------------------------------------------------------------------------------------------------------
    3     SEC USE ONLY

 ----------------------------------------------------------------------------------------------------------------
     4     SOURCE OF FUNDS*

             00
 ----------------------------------------------------------------------------------------------------------------
    5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)          [  ]

 ----------------------------------------------------------------------------------------------------------------
    6     CITIZEN OR PLACE OF ORGANIZATION

             USA
-----------------------------------------------------------------------------------------------------------------
                        7    SOLE VOTING POWER
      NUMBER OF
       SHARES          -------------------------------------------------------------------------------------------
      BENEFICIALLY      8    SHARED VOTING POWER
        OWNED BY
        EACH                     120,000
   REPORTING PERSON    -------------------------------------------------------------------------------------------
        WITH            9    SOLE DISPOSITIVE POWER

                       ------------------------------------------------------------------------------------------
                       10    SHARED DISPOSITIVE POWER

                               120,000
-----------------------------------------------------------------------------------------------------------------
 11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             120,000
-----------------------------------------------------------------------------------------------------------------
 12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                           [  ]

-----------------------------------------------------------------------------------------------------------------
 13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             6.2%
-----------------------------------------------------------------------------------------------------------------
 14       TYPE OF REPORTING PERSON*

             IN
 ----------------------------------------------------------------------------------------------------------------




                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                                                          2 OF 9

        This Amendment No. 1 to Schedule 13D relating to Mystic Financial, Inc. is being filed on behalf of the undersigned to amend the Schedule 13D dated May 25, 2000 (the "Schedule 13D"). Terms defined in the Schedule 13D and not defined herein have the same meaning as in the Schedule 13D.

ITEM 3. SOURCE AND AMOUNT OF FUNDS.

        Item 3 of the Schedule 13D is hereby amended in its entirety to read as follows:

        The net investment cost (including commissions, if any) of the shares of Common Stock held by MP, MHF, MPII, MHFII and MO is $123,615, $138,940, $318,044, $602,104 and $143,377, respectively. Such shares were purchased with the investment capital of the respective entities.

ITEM 5. INTEREST IN SECURITIES OF THE ISSUER.

        Item 5 of the Schedule 13D is hereby amended in its entirety to read as follows:

(a) Based upon an aggregate of 1,932,604 shares of Common Stock outstanding, as set forth in the Issuer's currently available public information, as of the close of business on February 6, 2000:

        (i) MP beneficially owned 11,000 shares of Common Stock, constituting approximately 0.6% of the shares outstanding.

        (ii) MPII beneficially owned 29,700 shares of Common Stock, constituting approximately 1.5% of the shares outstanding.

        (iii) MHF beneficially owned 12,500 shares of Common Stock, constituting approximately 0.6% of the shares outstanding.

        (iv) MHFII beneficially owned 53,700 shares of Common Stock, constituting approximately 2.8% of the shares outstanding.

        (v) MO beneficially owned 13,100 shares of Common Stock, constituting approximately 0.7% of the shares outstanding.

        (vi) SOAM owned directly no shares of Common Stock. By reason of its position as management company for MP, MHF, MPII, MHFII and MO, under the provisions of Rule 13d-3, SOAM may be deemed to beneficially own the 11,000 shares owned by MP, the 12,500 shares owned by MHF, the 29,700 shares owned by MPII, the 53,700 shares owned by MHFII and the 13,100 shares owned by MO, or an aggregate of 120,000 shares of Common Stock, constituting approximately 6.2% of the shares outstanding.

        (vii) Holdings owned directly no shares of Common Stock. By reason of its position as general partner of MP, MHF, MPII and MHFII, under the provisions of Rule 13d-3 of the Securities and Exchange Commission ("Rule 13d-3"), Holdings may be deemed to beneficially own the 11,000 shares owned by MP, the 12,500 shares owned by MHF, the 29,700 shares owned by MPII, and the 53,700 shares owned by MHFII, or an aggregate of 106,900 shares of Common Stock, constituting approximately 5.5% of the shares outstanding.

        (viii) Mr. Maltese directly owned no shares of Common Stock. By reason of his position as President of Holdings and SOAM, Mr. Maltese may be deemed to beneficially own the 11,000 shares owned by MP, the 12,500 shares owned by MHF, the 29,700 shares owned by MPII, the 53,700 shares owned by MHFII and the 13,100 shares owned by MO, or an aggregate of 120,000 shares of Common Stock, constituting approximately 6.2% of the shares outstanding.

        (ix) In the aggregate, the Reporting Persons beneficially own an aggregate of 120,000 shares of Common Stock, constituting approximately 6.2% of the shares outstanding.

        (x)     2WTC directly owned no shares of Common Stock.

(b) The Partnerships each have the power to dispose of and to vote the shares of Common Stock beneficially owned by it, which power may be exercised by its general partner, Holdings. Holdings is a party to a management agreement with SOAM pursuant to which SOAM shares the power to dispose of and to vote the shares of Common Stock beneficially owned by Holdings. MO has the power to dispose of and to vote the shares of Common Stock beneficially owned by it. MO is a party to a management agreement with SOAM pursuant to which SOAM shares the power to dispose of and to vote the shares of Common Stock beneficially owned by MO. Mr. Maltese, as President and managing member of Holdings and SOAM, shares the power to dispose of and to vote the shares of Common Stock beneficially owned by the other Reporting Persons.

(c) During the sixty days prior to February 6, 2001, MP effected the following transaction in the Common Stock in open market transactions with brokers:


                                      Number         Price
          Date        Action        of Shares      per Share
        --------     --------    --------------   -----------
        02/06/01      Bought           600         $14.750


        During the sixty days prior to February 6, 2001, MHF effected the following transaction in the Common Stock in open market transactions with brokers:

                                      Number         Price
          Date        Action        of Shares      per Share
        --------     --------    --------------   -----------
        02/06/01      Bought           600          $14.750


        During the sixty days prior to February 6, 2001, MPII effected the following transactions in the Common Stock in open market transactions with brokers:

                                      Number         Price
          Date        Action        of Shares      per Share
        --------     --------    --------------   -----------
        12/29/00      Sold             500         $13.563
        02/06/01      Bought           800         $14.750


        During the sixty days prior to February 6, 2001, MHFII effected the following transaction in the Common Stock in open market transactions with brokers:

                                     Number          Price
          Date        Action        of Shares      per Share
        --------     --------    --------------   -----------
        02/06/01      Bought         2,900          $14.750


        During the sixty days prior to February 6, 2001, MO effected the following transaction in the Common Stock in open market transactions with brokers:

                                      Number         Price
          Date        Action        of Shares      per Share
        --------     --------    --------------   -----------
        02/06/01      Bought           600          $14.750


(d)     Not applicable.

(e)     Not applicable.

                                   SIGNATURES

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 12, 2001

MALTA PARTNERS, L.P.                                     MALTA HEDGE FUND, L.P.

By:     SOAM Holdings, LLC,                              By:    SOAM Holdings, LLC,
        the sole general partner                                the sole general partner


By: /s/ Terry Maltese                                    By: /s/ Terry  Maltese
   ----------------------------------                       ------------------------------
        Terry Maltese                                            Terry Maltese
        President                                                President

MALTA PARTNERS II, L.P.                                  MALTA HEDGE FUND II, L.P.

By:     SOAM Holdings, LLC,                              By:     SOAM Holdings, LLC,
        the sole general partner                                 the sole general partner


By: /s Terry Maltese                                      By: /s/ Terry  Maltese
   --------------------------------                          -----------------------------------
        Terry Maltese                                            Terry Maltese
        President                                                President


MALTA OFFSHORE, LTD                                      Sandler O'Neill Asset Management LLC

By:     Sandler O'Neill Asset Management LLC

By: /s/ Terry Maltese                                     By: /s/ Terry Maltese
   ----------------------------------                        ---------------------------------
        Terry Maltese                                             Terry Maltese
        President                                                 President

SOAM Holdings, LLC                                       Terry Maltese


By: /s/ Terry Maltese                                     /s/ Terry Maltese
   ----------------------------------                     -----------------------------------
        Terry Maltese                                             Terry Maltese
        President
